Exhibit 99.1

FOR IMMEDIATE RELEASE

March 18, 2013

Columbia Contacts:	Melanie J. Dressel, President and Chief Executive Officer (253) 305-1911

Clint E. Stein, Executive Vice President and

Chief Financial Officer

(253) 593-8304

West Coast Contact:	Robert D. Sznewajs, President and Chief Executive Officer (503) 598-3243

COLUMBIA BANKING SYSTEM AND WEST COAST BANCORP ANNOUNCE

SHAREHOLDER APPROVAL OF MERGER AND ELECTION DEADLINE

Tacoma, Washington and Lake Oswego, Oregon, March 18, 2013. Columbia Banking System, Inc. (NASDAQ: COLB, “Columbia”) and West Coast Bancorp (NASDAQ: WCBO, “West Coast”) today jointly announced that both Columbia and West Coast shareholders approved the completion of their previously announced merger, under which Columbia will acquire West Coast, at their respective special meetings of shareholders held earlier today. The merger between the two companies had been earlier approved by both companies’ boards of directors.

More than 99% of the shares voting at West Coast’s special meeting voted in favor of the merger, representing more than 84% of all outstanding West Coast shares. In addition, more than 95% of the shares voting at Columbia’s special meeting voted in favor of the issuance of Columbia’s common stock in connection with the merger, representing more than 82% of all outstanding Columbia shares. “We are excited that the shareholders of both companies recognized the significant value created from this combination by approving the merger between Columbia and West Coast,” said Melanie Dressel, President and Chief Executive Officer of Columbia. “We are moving forward to satisfy all necessary closing conditions and look forward to completing the transaction.”

Columbia and West Coast also announced today that the deadline for West Coast shareholders to elect the form of consideration that they will receive upon the closing of the merger has been set for 5:00 P.M. Pacific Daylight Time on March 24, 2013 (the “Election Deadline”).

Elections can be made by mailing a completed form of election (the “Election Statement”), which was previously mailed to each West Coast shareholder, to American Stock Transfer & Trust Company, LLC Operations Center, Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042. All inquiries with respect to the completion of the Election Statement, including requests for additional copies of the Election Statement, may be made directly to the Exchange Agent at (877) 248-6417 or (718) 921-8317. If you hold shares of West Coast stock through a broker, bank, trustee, or other nominee, you should contact your broker, bank, trustee or other nominee for instructions on how to make an election or with questions and inquiries with respect to the completion of the Election Statement.

Upon completion of the merger, each share of West Coast common stock will be converted into the right to receive merger consideration consisting of shares of Columbia common stock or cash, or a unit consisting of a mix of Columbia common stock and cash, pursuant to the terms of the merger agreement.

If a West Coast shareholder fails to submit an Election Statement that is received by the Exchange Agent prior to the Election Deadline, or if an Election Statement is improperly completed and/or is not signed, such shareholder may receive cash, shares of Columbia common stock or a mix of cash and shares of Columbia common stock depending on, and after giving effect to, the proration and allocation procedures set forth in the merger agreement and the number of valid cash elections and stock elections that have been made by other West Coast shareholders.

The merger has received the requisite regulatory approvals required and is expected to be completed on or about April 1, 2013.

About Columbia

Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding Company of Columbia State Bank, a Washington state-chartered full-service commercial bank. For the sixth consecutive year, the bank was named in 2012 as one of Puget Sound Business Journal’s “Washington’s Best Workplaces.”

Columbia Banking System has 99 banking offices, including 74 branches in Washington State and 25 branches in Oregon. Columbia Bank does business under the Bank of Astoria name in Astoria, Warrenton, Seaside, Cannon Beach, Manzanita and Tillamook in Oregon. More information about Columbia can be found on its website at www.columbiabank.com.

About West Coast

West Coast Bancorp is a publicly held, Northwest bank holding company headquartered in Oregon with $2.4 billion in assets, and the parent company of West Coast Bank and West Coast Trust Company, Inc. West Coast Bank operates 58 branches in Oregon and Washington. The Company serves clients who seek the resources, sophisticated products and expertise of larger financial institutions, along with the local decision-making, market knowledge, and customer service orientation of a community bank. The Company offers a broad range of banking, investment, fiduciary and trust services. For more information, please visit the Company web site at www.wcb.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Columbia’s or West Coast’s performance or achievements to be materially different from any expected future results, performance, or achievements. Forward-looking statements speak only as of the date they are made and neither Columbia nor West Coast assumes any duty to update forward looking statements. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Columbia and West Coast, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: (i) the possibility that the merger does not close when expected or at all because required regulatory or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all; (ii) changes in Columbia’s stock price before closing, including as a result of the financial performance of West Coast prior to closing, or more generally due to broader stock market movements, and the performance of financial companies and peer group companies; (iii) the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Columbia and West Coast operate; (iv) the ability to promptly and effectively integrate the businesses of Columbia and West Coast; (v) the reaction to the transaction of the companies’ customers, employees and counterparties; and (vi) diversion of management time on merger-related issues. For more information, see the risk factors described in each of Columbia’s and West Coast’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

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